Exhibit 99.1

Structure Therapeutics Reports Positive Topline Data from Phase 2 ACCESS II Trial with

Once-Daily Oral Small Molecule GLP-1 Receptor Agonist, Aleniglipron

Placebo-adjusted mean weight loss of 16.3% (39 lbs) at 180 mg and 16.0% (37 lbs) at 240 mg

at 44 weeks with no evidence of weight loss plateau in ACCESS II, demonstrating highest efficacy among oral GLP-1RAs and comparable efficacy to injectable GLP1-RAs

Continued weight loss up to 16.2% (40.5 lbs) observed with 120 mg dose in the ACCESS Open

Label Extension (OLE) study at 56 weeks, with no evidence of weight loss plateau

Updated interim data from ACCESS OLE and Body Composition studies continue to support improved tolerability and low (2.0 – 3.4%) study drug discontinuations due to adverse events with the lower 2.5 mg starting dose

End-of-Phase 2 meeting with FDA scheduled in the second quarter of 2026;

Phase 3 initiation remains on track for 2H 2026

Company to host conference call today at 8:30 a.m. Eastern Time

SAN FRANCISCO, March 16, 2026– Structure Therapeutics Inc. (NASDAQ: GPCR), a clinical-stage global biopharmaceutical company developing novel oral small molecule therapeutics for metabolic diseases, with a focus on obesity, today announced positive topline data from the ACCESS clinical program of aleniglipron for the treatment of people living with obesity and/or overweight with at least one weight related co-morbidity. This includes 44-week data from the Phase 2 ACCESS II study and interim data from the ongoing body composition study and the ACCESS open label extension (OLE) study. Aleniglipron is an investigational orally-available, once-daily, nonpeptide small molecule agonist of the glucagon-like-peptide-1 (GLP-1) receptor designed to address patient needs and accessibility.

In the Phase 2 ACCESS II study, aleniglipron achieved clinically meaningful and statistically significant placebo-adjusted mean weight loss of 16.3% (39 lbs; p<0.0001) at the 180 mg dose and 16.0% (37 lbs; p<0.0001) at the 240 mg dose at 44 weeks. In the ACCESS OLE study, aleniglipron achieved continued weight loss from 36 weeks, up to 16.2% (40.5 lbs) with 120 mg at 56 weeks. Both studies continue to demonstrate no evidence of weight loss plateau.

Aleniglipron continues to demonstrate a tolerability profile that is consistent with the GLP-1 receptor agonist class and a compelling safety profile with no off-target events. In ACCESS II, across all active arms in participants who reached doses 120 mg or higher from 28 to 44 weeks, there was only one (3.7%) adverse event (AE)-related treatment discontinuation.

With a median follow-up of 20 weeks, the tolerability data as of the February 20, 2026 cutoff date from the interim analyses of the OLE and the body composition studies provide further support that the use of 2.5 mg as a lower starting dose very meaningfully reduces the rate of AE-related discontinuations during the titration phase. In the OLE, with a median follow-up of 20 weeks, there was an overall AE-related discontinuation rate of 2%. In the body composition study, with a median follow-up of 20 weeks, there was an overall AE-related discontinuation rate of 3.4% in the aleniglipron arm.

Together, these positive efficacy, tolerability and safety findings continue to support the advancement of aleniglipron into Phase 3 clinical development, with initiation anticipated in the second half of 2026.

“The totality of efficacy and tolerability data across the Phase 2 program continue to demonstrate clear differentiation of aleniglipron, with the highest weight loss observed for an oral GLP-1RA to date and a safety profile appropriate for chronic use in a disease that impacts millions of people,” said Raymond Stevens, Ph.D., CEO of Structure Therapeutics. “The consistent weight loss observed across multiple studies to date reaffirms aleniglipron’s potential to be a best-in-class oral GLP-1, with injectable-like efficacy that could become a backbone oral small molecule therapy for obesity.”

“The weight-lowering data from these ACCESS studies, without apparent plateau by Week 56, are encouraging—particularly the weight loss from baseline of up to -15.3% vs +1.1% at 180 mg in ACCESS II that hopefully will be confirmed in larger, longer-term studies,” said Julio Rosenstock, MD, Chair of the ACCESS program Steering Committee and Clinical Professor of Medicine, Univ. of Texas, Southwestern Medical Center. “In addition, the tolerability profile of starting at a low dose of 2.5 mg and the slow titration, positions the program ready for Phase 3 studies.”

ACCESS II Study - Evaluating higher doses up to 240 mg

ACCESS II is a randomized, double-blind, placebo-controlled, clinical study of aleniglipron that enrolled 85 adult participants living with obesity or overweight (defined as a BMI of greater than 25 kg/m2) with at least one weight-related comorbidity. The 44-week study was designed to evaluate two higher doses of aleniglipron. Participants started at 5 mg of aleniglipron (or placebo) and followed a 4-week titration schedule up to target doses of 120 mg, 180 mg and 240 mg.

As reported in December 2025, at 36 weeks, each of the three dose cohorts in the ACCESS II study met statistical significance compared to placebo. Results from the primary efficacy estimandi at 44 weeks are as follows:

	Aleniglipron 120 mg	Aleniglipron 180 mg	Aleniglipron 240 mg	Placebo
Mean percent change in body weight at 44 weeks compared to baseline	-13.6	-15.3	-15.0	+1.1
Placebo-adjusted mean percent change in body weight at 44 weeks compared to baseline	-14.7	-16.3	-16.0	-
P-value	p<0.0001	p<0.0001	p<0.0001	-

Aleniglipron demonstrated a tolerability profile consistent with the GLP-1 receptor agonist class following repeated, once-daily dosing of up to 240 mg. As expected for the GLP-1 receptor agonist drug class, the most common AEs were gastrointestinal (GI)-related, and the two most common AEs in the titration phase were nausea and vomiting.

Body Composition Study - Evaluating lower 2.5 mg starting dose

Structure Therapeutics is conducting a randomized, placebo-controlled body composition study that enrolled 71 adult participants to assess the effect of aleniglipron (up to 120 mg) on body fat loss over a 40-week evaluation period. Participants in the aleniglipron treatment arm start at a 2.5 mg dose, and titrate up monthly to a target dose of 120 mg.

Data from a pre-specified interim analysis after a median follow-up of 20 weeks demonstrated that starting at a lower dose of 2.5 mg for the first four weeks supported a manageable tolerability profile with meaningful improvements in AE-related discontinuations compared to what was observed at a starting titration dose of 5 mg in the ACCESS and ACCESS II studies. Additionally, at a 2.5 mg start and after a median follow up of 20 weeks (~ 30 mg titration step) aleniglipron showed a 6.8% weight loss.

ACCESS Open-Label Extension Study - Following randomized 36-week period, evaluating lower 2.5mg starting dose in the placebo crossover arm and efficacy beyond 36 weeks in previously treated participants

Following the 36-week randomized controlled portion of the Phase 2b ACCESS study, participants were provided an option to roll over into the OLE and receive aleniglipron for an additional 36 weeks. A pre-specified interim analysis after a median follow-up of 20 weeks (a total of 56 weeks) demonstrated continuing weight loss in all dose cohorts, with no evidence of weight loss plateau. Patients who received aleniglipron in the three active dose arms during the initial double-blind portion were titrated to a maximum dose of 120mg during the OLE. These patients achieved continued weight loss of up to 16.2% from baseline out to 56 weeks.

Participants who received placebo in the initial double-blind portion transitioned to aleniglipron at a starting dose of 2.5 mg and titrated monthly to a target dose of 120 mg. Initial data from this group of participants after a median follow-up of 20 weeks are consistent with the findings from the body composition study, showing that starting at a 2.5 mg and titrating slowly was associated with a meaningful improvement in key tolerability markers compared to what was observed in the starting 5 mg titration dose in ACCESS and ACCESS II studies.

Aleniglipron Safety

Aleniglipron demonstrated a compelling safety profile in more than 625 participants across all studies. Importantly, to date, there have been no cases of drug-induced liver injury, no persistent liver enzyme elevations, and no QTc prolongation across all aleniglipron studies.

Phase 3 Preparation

Data from ACCESS, ACCESS II, body composition, and the ACCESS OLE studies continue to provide a strong foundation to advance aleniglipron into Phase 3 clinical development. The Company has a Type B End-of-Phase 2 meeting with the United States Food and Drug Administration (FDA) scheduled in the second quarter of 2026 to finalize the Phase 3 design, which is currently designed with a starting titration dose of 2.5 mg with the intent to evaluate multiple doses up to 240 mg. Structure Therapeutics anticipates initiating the Phase 3 program in the second half of 2026.

Conference Call and Webcast Information

Structure Therapeutics will host a conference call and webcast today, March 16, 2026 at 8:30 a.m. Eastern Time. A live webcast of the call will be available on the Investor Relations page of Structure Therapeutics’ website at https://ir.structuretx.com/events-presentations/events. To access the call by phone, participants should visit this link to receive dial-in details. The webcast will be made available for replay on Structure Therapeutics’ website beginning approximately two hours after the live event. The replay of the webcast will be available for 90 days.

About Aleniglipron and Structure Therapeutics’ Oral Metabolic Franchise

Aleniglipron (GSBR-1290) is an investigational orally-available, small molecule agonist of the glucagon-like-peptide-1 (GLP-1) receptor, a validated drug target for the treatment of obesity and type 2 diabetes mellitus (T2DM). Through Structure Therapeutics’ structure-based drug discovery platform, aleniglipron was designed to be a biased G Protein-Coupled Receptor (GPCR) agonist, which selectively activates the G-protein signaling pathway. Beyond aleniglipron, Structure Therapeutics is developing next generation oral small molecules including amylin receptor agonists, and other combination GLP-1 receptor agonists candidates such as glucose-dependent insulinotropic polypeptide (GIP), glucagon and apelin oral small molecules.

About Structure Therapeutics

Structure Therapeutics is a science-driven clinical-stage biopharmaceutical company focused on discovering and developing innovative oral small molecule treatments for chronic metabolic conditions with significant unmet medical needs. Utilizing its next generation structure-based drug discovery platform, the Company has established a robust GPCR-targeted pipeline, featuring multiple wholly-owned proprietary clinical-stage oral small molecule compounds designed to surpass the scalability limitations of traditional biologic and peptide therapies and be accessible to more people living with obesity around the world. For additional information, please visit www.structuretx.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements concerning: the Company’s future plans and prospects; any expectations regarding the potential benefits, tolerability and safety profile, accessibility, scalability, combinability, capability, efficacy, convenience, expected effects and future application of aleniglipron; the belief that data to date from the ACCESS, ACCESS II, body composition, and the ACCESS OLE studies support and inform advancement of the Phase 3 clinical development of aleniglipron; the belief that aleniglipron represents a potentially best-in-class oral small molecule GLP1 and may be a backbone therapy for obesity; the expected timing for the meeting with the FDA to finalize the Phase 3 trial design and the Phase 3 program initiation of aleniglipron; any presumption that topline, interim or preliminary data will be representative of final data or data in later clinical trials; and the belief that the results from ACCESS program represent a promising advance in the therapeutic landscape and brings the Company closer to a future where people living with obesity have multiple, accessible options to address their needs. In addition, when or if used in this press release, the words and phrases “anticipated,” “believe,” “expect,” “may,” “on track,” “plan,” “potential,” “suggests,” “to be,” “to begin,” “will,” and similar expressions and their variants, as they relate to the Company may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, safety, performance or events and circumstances could differ materially from those expressed or implied in the Company’s forward-looking statements due to a variety of risks and uncertainties, which include, without limitation: risks and uncertainties related to topline results that the Company reports are based on preliminary analysis of key efficacy and safety data, and such data may change following a more comprehensive review of the data related to the clinical trial and such topline data may not accurately reflect the complete results of a clinical trial, the preliminary nature of the results due to the length of the study and sample size and the results from earlier clinical studies not necessarily being predictive of future results; the reported efficacy and safety data is not based on head-to-head studies and therefore may not be comparable to other oral or injectable GLP-1’s due to differences in study design, participant characteristics and how companies quantify or qualify eligibility criteria, and how results are recorded; aleniglipron is in clinical development and even if the Company is successful in obtaining regulatory approval, there can be no guarantees that aleniglipron will outperform other therapies in terms of efficacy or tolerability; potential delays in the commencement, enrollment and completion of the Company’s planned Phase 3 clinical program and other clinical studies, whether as a result of feedback from the End-of-Phase 2 meeting with FDA or otherwise; the Company’s ability to advance aleniglipron, ACCG-2671, ACCG-3535, ANPA-0073, LTSE-2578, and its other therapeutic candidates, obtain regulatory approval of, and ultimately commercialize the Company’s therapeutic candidates; competitive products or approaches limiting the commercial value of the Company’s product candidates; the timing and results of preclinical and clinical studies; the Company’s ability to fund development activities and achieve development goals; the Company's reliance on third parties, including clinical research organizations, manufacturers, suppliers and collaborators, over which it may not always have full control; general geopolitical and macroeconomic conditions, including as a result of tariffs and various global conflicts; the Company’s ability to protect its intellectual property; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s latest Annual Report on Form 10-K and future reports the Company may file with the SEC from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investors:

Corey Davis, Ph.D.

LifeSci Advisors, LLC

212-915-2577

cdavis@lifesciadvisors.com

Jun Yoon

Structure Therapeutics Inc.

ir@structuretx.com

Media:

Dan Budwick

1AB

Dan@1abmedia.com

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i The primary efficacy estimand represents efficacy had all randomized participants remained on study treatment (with possible dose interruptions and/or dose modifications) for 44 weeks without initiating rescue weight management treatments or surgeries.